Exhibit 10.23

AMENDED AND RESTATED ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement (this “Agreement”) is made and entered into as of September 22, 2005 (the “Effective Date”), by and among Aspect Software Group Holdings Ltd., a company organized under the laws of the Cayman Islands (f/k/a New Melita Topco Ltd.) (“Parent”), Aspect Software, Inc., a Delaware corporation (f/k/a Concerto Software, Inc.) (the “Company”), and GGC Administration, LLC, a Delaware limited liability company (“GGC”). This Agreement replaces that certain Advisory Agreement, dated as of February 9, 2004, by and among Parent, Bach Merger Sub, Inc., a Delaware corporation which was subsequently merged with and into the Company, and GGC (the “Prior Agreement”). Upon execution and delivery of this Agreement, the Prior Agreement shall automatically terminate and be of no further force and effect, and no party thereto shall have any further liability or obligation with respect thereto.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of July 5, 2005 (the “Merger Agreement”), by and among the Company, Ascend Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Aspect Communications Corporation, a California corporation (“Aspect”), Merger Sub will be merged with and into Aspect with Aspect as the surviving corporation in such merger.

WHEREAS, Parent and the Company desire to retain GGC with respect to the services described herein.

NOW, THEREFORE, the parties agree as follows:

1. Term. This Agreement shall continue in effect (the “Term”) until terminated by the mutual written consent of each of the parties hereto.

2. Services. GGC shall perform or cause to be performed such services for Parent and/or its subsidiaries as mutually agreed by GGC and Parent’s board of directors, which may include, without limitation, the following:

(a) general executive and management services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by Parent or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) marketing functions, including monitoring of marketing plans and strategies;

(f) human resources functions, including searching and hiring of executives; and

(g) other services for Parent and its subsidiaries upon which Parent’s board of directors and GGC agree.

3. Advisory Fees. During the Term of this Agreement, GGC or its designee will (a) be paid for the reasonable out-of-pocket expenses of GGC and its affiliates and (b) receive a fee (the “Management Fee”) equal to the greater of (a) $2,000,000 per calendar year and (b) an amount equal to 3.0% of Consolidated EBITDA for such calendar year. The Management Fee will be payable by the Company to GGC or its designee as follows: (i) in advance on the Effective Date for the first twelve (12) months of the Term and (ii) thereafter on a quarterly basis in advance (and if based on Consolidated EBITDA, will be based on the projected amount thereof determined in good faith by Parent’s board of directors). The aforementioned expenses will be payable by the Company to GGC or its designee on a quarterly basis in arrears commencing on the Effective Date, upon presentation by GGC of invoices for such expenses. For purposes of this Agreement, “Consolidated EBITDA” shall have the meaning ascribed to such term in that certain Credit Agreement, dated on or about the date hereof, by and among JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., as Syndication Agents, Lehman Commercial Paper Inc. and Wells Fargo Foothill, Inc., as Documentation Agents, the lenders identified on the signature pages thereof and the Company and certain of its affiliates.

4. Transaction Fees. The Company hereby agrees to pay to GGC or its designee upon the Effective Date a fee in the amount of $8,100,000 for services rendered in connection with the structuring of the financing for the transactions contemplated by the Merger Agreement. Such fee will be payable to GGC or its designee by wire transfer of immediately available funds. In addition, the Company will pay GGC or its designee, by wire transfer, its reasonable out-of-pocket expenses incurred in connection with the foregoing. In addition, during the Term, the Company will pay to GGC or its designee a transaction fee in connection with the consummation of each transaction resulting in a Change in Control (as defined below), acquisition, divestiture or financing (whether debt or equity financing) by or involving Parent or its subsidiaries in an amount equal to 1.0% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by Parent or its subsidiaries or indirectly by their respective stockholders). “Change in Control” means (i) any sale or transfer by Parent or its subsidiaries of all or substantially all of their assets on a consolidated basis (as determined under Delaware law), (ii) any consolidation, merger or reorganization of Parent with or into any other entity or entities as a result of which the holders of Parent’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board or directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (iii) issuance by Parent or sale or transfer to any third party of shares of Parent’s capital stock by the holders thereof as a result of which the holders of Parent’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such sale or transfer cease to own the outstanding capital stock of Parent possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors.

5. Personnel. GGC will provide and devote to the performance of this Agreement such partners, employees and agents of GGC as GGC shall deem appropriate to the furnishing of the services mutually agreed upon by Parent and GGC. The fees and other compensation specified in of this Agreement will be payable by the Company regardless of the extent of services requested by Parent pursuant to this Agreement, and regardless of whether or not Parent requests GGC to provide any such services.

6. Liability. Neither GGC nor any of its affiliates, nor any of their respective partners, members, employees or agents (collectively, the “GGC Group”) shall be liable to Parent, its subsidiaries or any of their affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement. GGC makes no representations or warranties, express or implied, in respect of the services provided by any member of the GGC Group. Except as GGC may otherwise agree in writing after the date hereof: (i) each member of the GGC Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as Parent, its subsidiaries or any of their affiliates and (B) do business with any client or customer of Parent, its subsidiaries or any of their affiliates; (ii) no member of the GGC Group shall be liable to Parent, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of the GGC Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Parent, its subsidiaries or any of their affiliates on the one hand, and any member of the GGC Group, on the other hand, or any other person, no member of the GGC Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to Parent, its subsidiaries or any of their affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to Parent, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the GGC Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Parent, its subsidiaries or any of their affiliates. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as set forth in Section 7 below.

7. Indemnity. Parent, its subsidiaries and their affiliates shall defend, indemnify and hold harmless each member of the GGC Group from and against any and all Losses arising from any claim by any person or entity with respect to, or in any way related to, this Agreement (collectively, “Claims”) resulting from any act or omission of any member of the GGC Group in connection with this Agreement. Parent, its subsidiaries and their affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Parent, its subsidiaries or any of their affiliates, or any member of the GGC Group or in which any member of the GGC Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the GGC Group.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To Parent:

Aspect Software Group Holdings Ltd.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Attention: Prescott Ashe

Telecopier No.: (415) 627-4501

To the Company:

Aspect Software, Inc.

6 Technology Park Drive

Westford, MA 01886

Attention: CEO

Telecopier No.: (978) 952-0795

To GGC:

GGC Administration, LLC

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Attention: Prescott Ashe

         Sue Breedlove

Telecopy No.: (415) 627-4501

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld); provided that GGC may, without consent of the Company or Parent, assign its rights and obligations under this Agreement to any of its affiliated investment funds. The assignor shall remain liable for the performance of any assignee.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California.

13. Joint and Several Liability. Each obligation described herein of Parent or the Company, as the case may be, shall be a joint and several obligation of Parent and its subsidiaries and the Company and its subsidiaries, as the case may be. If requested by GGC, then Parent or the Company, as the case may be, shall cause any of their respective subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability.

14. Attorney’s Fees. If any action at law or in equity is necessary or desirable to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, then GGC shall be entitled to recover from the Company its reasonable attorneys’ fees incurred in connection therewith, including attorneys’ fees on appeal, costs and disbursements in addition to any relief to which it may be entitled.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASPECT SOFTWARE GROUP HOLDINGS LTD.

By:	/s/ David Dominik
David Dominik
Its:

ASPECT SOFTWARE, INC.

By:	/s/ Michael J. Provenzano III
Michael J. Provenzano III Executive Vice President

GGC ADMINISTRATION, LLC

By:	/s/ David Dominik
David Dominik
Its: